Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Wells Fargo Real Estate Investment Corporation:

We consent to the use in the Registration Statement on Form S-11 dated September 25, 2014 of Wells Fargo Real Estate Investment Corporation, related to the offering of Wells Fargo Real Estate Investment Corporation Cumulative Perpetual Preferred Stock, Series A of our report dated July 17, 2014, with respect to the balance sheets of Wells Fargo Real Estate Investment Corporation as of December 31, 2013 and 2012, and the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and our report dated September 25, 2014 on the related financial statement schedule, Schedule IV – Mortgage Loans on Real Estate, as of December 31, 2013, and for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Charlotte, North Carolina

September 25, 2014